                                                                      Exhibit 10



            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 23 to the Registration Statement (Form N-4 No. 33-26032) pertaining to Lincoln National Variable Annuity Account E, which is incorporated by reference into Post-Effective Amendment No. 25, and to the use therein of our reports dated (a) March 24, 2006, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2006, with respect to the financial statements of Lincoln National Variable Annuity Account E.

                                        /s/ Ernst & Young LLP


Fort Wayne, Indiana
April 3, 2006